EXHIBIT 99.1

Press Release New York

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

SOTHEBY’S ENTERS INTO NEW 3-YEAR SENIOR
SECURED CREDIT AGREEMENT

September 1, 2009, Yesterday, Sotheby’s entered into a senior secured credit agreement with an international syndicate of lenders arranged by GE Capital and HSBC Bank, PLC (the “2009 Credit Agreement”). The 2009 Credit Agreement is available through August 31, 2012 and provides for borrowings of up to $200 million. The 2009 Credit Agreement was oversubscribed and closed at $50 million more in capacity than previously disclosed in Sotheby’s 10-Q filed on August 6, 2009 due to a high level of investor interest. Borrowings under the 2009 Credit Agreement generally bear interest equal to LIBOR (subject to a 2% floor) plus a margin between 4.00% and 4.50%, based upon the level of outstanding borrowings.

“This new credit facility is a very positive development,” said Bill Ruprecht, Sotheby’s President and Chief Executive Officer. Our previous agreement with Bank of America was due to expire in September 2010 and this new three year agreement provides a longer term solution with more flexible covenants and borrowing base as well.”

“We previously disclosed in conjunction with the announcement of our second quarter earnings that we were about to enter into a $150 million three year revolving credit facility with GE Capital. The increase to $200 million is a direct result of the higher level of interest from the syndicate of lenders and is a clear endorsement of Sotheby’s credit,” said Bill Sheridan, Sotheby’s Chief Financial Officer.

For additional details about the 2009 Credit Agreement, please refer to the 8-K that will be filed today and can be found online at http://investor.shareholder.com/bid/sec.cfm.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.